UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ConforMIS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2017

 Dear ConforMIS, Inc. Stockholder:

We invite you to attend our 2017 Annual Meeting of Stockholders, or Annual Meeting, on Monday, May 8, 2017, beginning at 4:30 p.m., Eastern time, at the offices of ConforMIS, Inc., 600 Technology Drive, Billerica, Massachusetts 01821, United States.

The notice of annual meeting of stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the accompanying proxy statement.  Our board of directors recommends that you vote “FOR” Proposals 1 and 2, as set forth in the proxy statement.

All stockholders are cordially invited to attend the Annual Meeting.  We are providing proxy material access to our stockholders via the internet at www.proxyvote.com.  Internet distribution of our proxy materials conserves natural resources, lowers the cost of the Annual Meeting, and expedites receipt by stockholders.  The matters to be acted upon at the 2017 Annual Meeting are also described in the Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, that you will receive in the mail.  Please give the proxy materials your careful attention.

You may vote via the internet or by telephone by following the instructions on your Notice of Internet Availability.  In order to vote via the internet or by telephone, you must have the stockholder identification number which is provided in your Notice of Internet Availability.  If you requested a proxy card by mail, you may vote by signing, voting and returning the proxy card in the postage-paid envelope provided.  If you attend the Annual Meeting, you may vote at the meeting even if you previously returned your proxy card or voted via the internet or by telephone.  Please review the instructions for each voting option described in the Notice of Internet Availability and in the proxy statement.  Your prompt cooperation will be greatly appreciated.

Your vote is very important to us and to our business. Prior to the meeting we encourage all of our stockholders to review these proxy materials and vote your shares.

On behalf of the Board of Directors, thank you for your continued confidence and investment in ConforMIS.

Sincerely,

Kenneth Fallon III
Chairman of the Board of Directors

Mark A. Augusti
President and Chief Executive Officer

ConforMIS, INC.

28 Crosby Drive

Bedford, MA 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on Monday, May 8, 2017

To the Stockholders of ConforMIS, Inc.

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of ConforMIS, Inc., a Delaware corporation (the “Company”), will be held on Monday, May 8, 2017, beginning at 4:30 p.m., Eastern time, at the offices of the Company, 600 Technology Drive, Billerica, Massachusetts 01821, United States.   The purpose of the meeting is to consider and act upon the following matters:

1.	To elect two class II Directors of our Board of Directors to serve until the 2020 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	To ratify the selection of Grant Thornton LLP as ConforMIS’ independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 14, 2017 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting.  We are providing proxy material access to our stockholders via the internet at www.proxyvote.com.  The matters to be acted upon at the Annual Meeting are described in the Notice of Internet Availability of Proxy Materials that you receive in the mail.  Please give the proxy materials your careful attention.

In addition to their availability at www.proxyvote.com, this proxy statement and our 2016 annual report to stockholders are available for viewing, printing and downloading at ir.conformis.com.

By Order of the Board of Directors,

David Cerveny
Chief Legal Officer, General Counsel and Secretary

Bedford, Massachusetts

March 29, 2017

YOU MAY OBTAIN ADMISSION TO THE ANNUAL MEETING BY IDENTIFYING YOURSELF AT THE ANNUAL MEETING AS A STOCKHOLDER AS OF THE RECORD DATE.  IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION.  IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON MARCH 14, 2017 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING.  YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE, OR BY MAIL, BY FOLLOWING THE INSTRUCTIONS SET FORTH HEREIN AND ON THE ACCOMPANYING PROXY CARD. If you requested a proxy card by mail, NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

MATTERS TO BE VOTED ON	32

Proposal 1: Election of Class II Directors	32

Proposal 2: To Ratify the Selection of Grant Thornton LLP as ConforMIS’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017	32

OWNERSHIP OF COMMON STOCK	34

Section 16(a) Beneficial Ownership Reporting Compliance	37

OTHER MATTERS	38

Solicitation of Proxies	38

Householding of Annual Meeting Materials	38

Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders	38

CONFORMIS, INC.

600 Technology Drive

Billerica, MA 01821

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY, MAY 8, 2017

Information About the Annual Meeting and Voting

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “board of directors” or the “board”) of ConforMIS, Inc. (“ConforMIS,” “we” or “us”) for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 8, 2017, beginning at 4:30 p.m., Eastern time, at the offices of the Company, 600 Technology Drive, Billerica, Massachusetts 01821, United States, and at any adjournment or postponement thereof.  On March 14, 2017, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 43,820,140 shares of our common stock, par value $0.00001 per share (“common stock”).  Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting.

Your vote is important no matter how many shares you own.  Please take the time to vote.  Take a moment to read the instructions below.  Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:

(1)	You may vote over the internet. You may vote your shares by following the “Vote by Internet” instructions on the accompanying proxy card. If you vote over the internet, you do not need to vote by telephone or complete and mail your proxy card.

(2)	You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions on the accompanying proxy card. If you vote by telephone, you do not need to vote over the internet or complete and mail your proxy card.

(3)	You may vote by mail. If you requested a proxy card by mail, you may vote by completing, dating and signing the proxy card delivered and promptly mailing it in the postage-paid envelope provided. If you vote by mail, you do not need to vote over the internet or by telephone.

(4)	You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the Annual Meeting. Ballots will be available at the Annual Meeting.

All proxies that are executed or are otherwise submitted over the internet or by telephone will be voted on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders in accordance with the instructions set forth herein.  However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors’ recommendations on such proposals as set forth in this proxy statement.

After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the Annual Meeting by doing any one of the following things:

●	submitting a new proxy by following the “Vote by Internet” or “Vote by Phone” instructions on the accompanying proxy card by 11:59 p.m., Eastern time, the day before the Annual Meeting;

●	if you requested a proxy card by mail, by signing such proxy card and either arranging for delivery of that proxy card by mail prior to the start of the Annual Meeting, or by delivering that signed proxy card in person at the Annual Meeting;

●	giving our General Counsel a written notice before or at the Annual Meeting that you want to revoke your proxy; or

●	voting in person at the Annual Meeting.

Your attendance at the Annual Meeting alone will not revoke your proxy.

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which we collectively refer to in this proxy statement as “brokerage firms,” your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions.  In order to vote your shares, you will need to follow the directions your brokerage firm provides you.  Many brokerage firms also offer the option of voting over the internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you.  Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you.  Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items.  The ratification of Grant Thornton LLP as our independent registered public accounting firm (Proposal 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote your shares with respect to that proposal even if it does not receive instructions from you, so long as it holds your shares in its name.  The election of class II directors (Proposal 1) is a “non-discretionary” item, meaning that if you do not instruct your brokerage firm on how to vote with respect to Proposal 1, your brokerage firm will not vote your shares with respect to that proposal and your shares will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name and you plan to attend the Annual Meeting in person, you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (March 14, 2017) in order to be admitted to the Annual Meeting.  To be able to vote your shares held in street name at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

Votes Required

The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.  Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.  If a quorum is not present, the meeting may be adjourned until a quorum is obtained.  The following votes are required for approval of the proposals being presented at the Annual Meeting:

Proposal 1: To Elect Two Class II Directors.  The two nominees for director receiving the highest number of votes “FOR” election will be elected as directors.  This is called a plurality.

Proposal 2: To Ratify the Selection of Grant Thornton LLP as ConforMIS’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017.   The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter.  Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

This proxy statement, the accompanying proxy card and our 2016 annual report to stockholders were first made available to stockholders on or about March 29, 2017.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders

to Be Held on May 8, 2017:

This proxy statement and our 2016 annual report to

stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended

December 31, 2016, are available at www.conformis.com

for viewing, downloading and printing.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to ConforMIS, Inc. 28 Crosby Drive, Bedford, MA 01730, if on or before April 16, 2017, or ConforMIS, Inc., 600 Technology Drive, Billerica, MA 01821, if after April 16, 2017, Attention: Oksana Bradley, Investor Relations, Telephone: (781) 345-9001.

CORPORATE GOVERNANCE

Board of Directors

Members of Our Board of Directors

Set forth below are the names of and certain biographical information about each member of our board of directors as of March 29, 2017.  The information presented includes each director’s principal occupation and business experience for the past five years and the names of other public companies of which he has served as a director during the past five years.  We believe that all of our directors possess the attributes and characteristics described in “—Board Processes—Director Nomination Process.” Colm Lanigan and Aditya Puri are not standing for re-election at the Annual Meeting. Philip W. Johnston has been elected by our board of directors as a class II director effective as of the Annual Meeting and nominated for election as a class II director at the Annual Meeting.

Name	Age	Position(s)
Mark A. Augusti	51	President and Chief Executive Officer and Director
Kenneth Fallon III(3)	77	Director and Chairman of the Board of Directors
Philipp Lang, M.D.	54	Director
Bradley Langdale(1)(2)	52	Director
Colm Lanigan(2)	51	Director (not standing for re-election)
Richard Meelia(1)(2)(3)	68	Director
Michael Milligan(1)(3)	53	Director
Aditya Puri(2)	46	Director (not standing for re-election)

(1)   Member of audit committee.

(2)   Member of compensation committee.

(3)   Member of the nominating and corporate governance committee.

Mark Augusti has served as our President and Chief Executive Officer and a Director since November 2016. Prior to joining ConforMIS, Mr. Augusti was Integra LifeSciences Corporation’s corporate vice president, and president of Orthopedics and Tissue Technologies. Mr. Augusti was responsible for the management of the Orthopedics and Tissue Technologies global division, which includes extremity implants, tissue products, and the Private Label business. His responsibilities included U.S. commercial leadership, global portfolio management, evaluation of corporate development opportunities and overall strategic direction. Prior to joining Integra in 2014, Mr. Augusti served as chief executive officer at Bioventus LLC from May 2012 to August 2013, and was a member of Bioventus’ board of directors during the same period. Prior to that, Mr. Augusti spent nine years with Smith & Nephew from April 2003 to April 2012 in a series of leadership roles, including President of Smith & Nephew’s Biologic Division, where he was appointed to lead Smith & Nephew’s new biologics initiative. He also served as Smith & Nephew’s president of the Orthopaedic Trauma & Clinical Therapies global business and senior vice president and general manager of the Trauma business. From 1987 to 2000, he spent 13 years at GE Medical Systems, where he held various sales, marketing and strategic management roles, both in the U.S. and internationally. Mr. Augusti received his M.B.A. from the UCLA Anderson School of Management, and his B.S. in Computer Science and Economics from Duke University. We believe that Mr. Augusti is qualified to serve on our board of directors due to his extensive management, medical technology and business experience.

Kenneth Fallon III has served as a member of our board of directors since January 2005, and has served as Chairman of our board of directors since February 2015.  Mr. Fallon retired from active employment in March 2003.  From time to time between March 2004 to June 2009, Mr. Fallon served as an advisor to Kairos Partners, an investment firm.  Mr. Fallon retired as the chairman of the board of Axya Medical, Inc., a medical device company, in March 2003.  Prior to that, Mr. Fallon also served as the chief executive officer of Axya Medical, Inc.; as president of the surgical business at Haemonetics Corporation, a manufacturer of blood processing technology; as chief executive officer and chairman of the board of UltraCision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments; as president and chief executive officer of American Surgical Technologies Corporation, a company that manufactures laparoscopic viewing systems; as president, U.S. operations of Zimmer, Inc., a joint replacement company and then a subsidiary of Bristol-Myers Squibb Company; as president of Zimmer’s Orthopaedic Implant Division and as its vice president of marketing and positions of significant responsibility with the Codman and Orthopaedic Divisions of Johnson & Johnson, a global healthcare company.  Mr. Fallon also served as a member of the board of directors of Osteotech, Inc., a company that produces bone graft materials for spinal procedures, between 1995 and 2010, including serving as chairman from April 2005 to August 2010, until it was acquired by Medtronic, Inc.  Mr. Fallon has a B.B.A. degree in marketing from the University of Massachusetts and an M.B.A. from Northeastern University.  We believe that Mr. Fallon is qualified to serve on our board of directors due to his experience in the medical device industry, particularly his experience serving as the chief executive officer and a member of the board of directors of several medical device companies.

Philipp Lang, M.D. is our founder and has served on our board of directors since March 2004, including as Chairman of our board of directors from March 2004 to February 2015. He also served as our Chief Executive Officer and President from January 2008 to November 2016. He was also the founder of ImaTx, Inc., one of our wholly-owned subsidiaries, which focuses on osteoporosis screening. He previously held positions as the director of the Division of Musculoskeletal Radiology at Brigham and Women’s Hospital and Associate Professor at Harvard Medical School from September 2001 to September 2008 and as Distinguished Weissman Chair from May 2006 to September 2008. Dr. Lang has an M.B.A. from the University of California, Los Angeles Anderson School of Management and an M.D. from Albert-Ludwigs University, Freiburg School of Medicine in Germany. Dr. Lang has provided strategic leadership as an inventor of technology underlying more than 500 patents and patent applications in the United States and abroad. We believe that Dr. Lang is uniquely qualified to serve on our board of directors due to his institutional knowledge of our Company as its founder as well as his extensive experience in the medical device industry.

Bradley Langdale has served as a member of our board of directors since May 2008.  From February 1996 until his retirement from active employment in December 2007, Mr. Langdale served in various roles at Masimo Corporation, a noninvasive monitoring technology company, including executive vice president, chief financial officer and executive vice president, chief marketing officer.  In addition, Mr. Langdale previously served as director of finance for CareLine, Inc., an emergency medical services provider; manager of financial forecasting for Sunrise Company, a private real estate development company; and as a senior accountant for Price Waterhouse & Company LLP (now PricewaterhouseCoopers LLP), a global professional services organization.  Mr. Langdale is a Certified Public Accountant and has a B.A. in Economics/Business from the University of California, Los Angeles.  We believe that Mr. Langdale is qualified to serve on our board of directors due to his extensive management, accounting and business experience.

Colm Lanigan has served as a member of our board of directors since July 2013.  Since October 2012, Mr. Lanigan has been a senior investment professional at the Abu Dhabi Investment Authority, a global institutional investor and parent company of Procific.  From February 2006 to July 2011, Mr. Lanigan served as the chief executive officer at Tara Technologies Corporation, a manufacturing company in the semiconductor, aerospace, energy and medical markets, which was subsequently acquired by EnPro Industries, Inc.  His prior experience includes service as Managing Director at Caxton-Iseman Capital, a private equity fund, and as a managing partner at Tara Capital Management, an investment management company.  Mr. Lanigan has a B.Sc. from the University of Toronto and a J.D./L.L.B. from the University of Toronto Law School.  Mr. Lanigan’s term as a director expires as of the Annual Meeting and he is not standing for re-election.

Richard Meelia has served as a member of our board of directors since June 2015.  Since July 2011, Mr. Meelia has served as a principal of Meelia Ventures, LLC, a private equity firm focused on early stage healthcare companies.  From July 2007 to July 2011, Mr. Meelia served as president and chief executive officer of Covidien plc, a global healthcare products company, which was formerly known as Tyco Healthcare prior to its separation from Tyco International, a healthcare and security company, in June 2007.  From January 1995 through its separation from Tyco International in June 2007, Mr. Meelia served as the president of Tyco Healthcare.  From January 1991 to January 1995, Mr. Meelia served as the group president of Kendall Healthcare Products Company, a medical products manufacturer and the foundation of the Tyco Healthcare business.  Since July 2011, Mr. Meelia has served as chairman of the board of directors of Haemonetics Corporation, a global provider of blood and plasma supplies and services.  He also currently serves as chairman of the board of Apollo Endosurgery Inc., a public company focused on the development of devices that advance therapeutic endoscopy, and as a member of several charitable boards, including Tufts Medical Center and St. Anselm College.  In addition, Mr. Meelia served as chairman of the board of directors of Covidien plc from October 2008 to March 2012.  Mr. Meelia has a B.A. from Saint Anselm College and an M.B.A. from Boston College.  We believe Mr. Meelia is qualified to serve on our board of directors due to his years of leadership experience in the global healthcare industry.

Michael Milligan has served as a member of our board of directors since November 2011.  Since October 2002, Mr. Milligan has served as president and chief executive officer at Axel Johnson Inc., a private industrial and investment company.  Prior to joining Axel Johnson Inc., Mr. Milligan spent 17 years as a partner and member of the board of directors of Monitor Group, a global consulting and merchant banking firm.  In addition, Mr. Milligan is chairman of the board of directors of Sprague Resources L. P., a supplier of energy and materials handling services in the Northeast United States and is a member of the board of directors of Cadence Inc., a supplier of advanced products, technologies and services to medical, life science, automotive, and industrial companies, Decisyon Inc., an enterprise software company, Kinetico Incorporated, a residential and commercial water treatment systems provider, Parkson Corporation, a provider of engineered solutions for municipal and industrial water treatment, and Walk2Campus Holdings, LLC, a real estate investment company providing student housing in proximity to public universities.  Mr. Milligan has an A.B. from Bowdoin College and an M.B.A. from Harvard University.  We believe that Mr. Milligan is qualified to serve on our board of directors due to his extensive business and investment experience across a broad range of disciplines and industry sectors.

Aditya Puri has served as a member of our board of directors since December 2011.  Since October 2012, Mr. Puri has served as an investments director at Xeraya Capital, a firm that invests in life sciences exclusively, and is responsible for investments in that sector for Khazanah Nasional Berhad, the Malaysian government’s strategic investment fund.  Previously, he was a director in Khazanah Nasional’s Life Sciences group since November 2011.  Prior to joining Khazanah, Mr. Puri was in the greater Boston area, and consulting part-time for various healthcare and cleantech startups affiliated with Harvard University and Massachusetts Institute of Technology, or MIT.  His professional experience includes finance responsibility and leadership positions at Yankee Group, a global technology research and consulting company, as well as International and Corporate Development roles at Boston Scientific, a Fortune 500 medical device manufacturer.  Mr. Puri serves on several boards of directors of private healthcare companies and also serves on the board of directors of Viewray Incorporated, a medical device company, and Acutus Medical, as well as life sciences investment funds; these companies and funds include entities both in the US and abroad.  Mr. Puri has a B.S. from the University of Southern Maine and an M.B.A. from the MIT Sloan School of Management.  Mr. Puri’s term as a director expires as of the Annual Meeting and he is not standing for re-election.

Newly Appointed and Nominated Director: Philip W. Johnston

In March 2017, our board of directors, upon the recommendation of our nominating and corporate governance committee, elected Philip W. Johnston as a class II director of the Company effective as of the Annual Meeting. Our board of directors also nominated Mr. Johnston to stand for election as a class II director at the Annual Meeting. If elected, Mr. Johnston’s term as a class II director will expire at our 2020 Annual Meeting of Stockholders.

Philip W. Johnston is the president and founder of Philip W. Johnston Associates, LLC, a communications and public affairs consulting firm. Prior to establishing his firm in 1996, Mr. Johnston served in senior positions in the Massachusetts legislature, the Massachusetts State cabinet, and the United States government. Mr. Johnston served five consecutive terms as an elected State Representative from the Fourth Plymouth District of Massachusetts. From 2000 to 2007, Mr. Johnston served as chair of the Massachusetts Democratic Party. From 1992 to 1996, Mr. Johnston served as the New England administrator of the U.S. Department of Health and Human Services. In 1991, Mr. Johnston served as the executive director of Robert F. Kennedy Human Rights. In 1984, Mr. Johnston was appointed to serve as the Secretary of Health and Human Services in Massachusetts, administering seventeen state agencies in the health and human services field. Since 1998, Mr. Johnston has served on the board of Directors of Blue Cross Blue Shield of Massachusetts. Since 2012, Mr. Johnston has served as the chair of the board of the Blue Cross Blue Shield of Massachusetts Foundation, which provides grants to Massachusetts nonprofit organizations, which work in the healthcare field on behalf of low-income citizens. Since 2007, Mr. Johnston has served as a member of the board of trustees of the University of Massachusetts, and he chaired the search committee for a new Chancellor at the University of Massachusetts Medical School. Mr. Johnston is currently the vice chair of the University of Massachusetts Building Authority board of directors, and the vice chair of the University of Massachusetts Foundation. Mr. Johnston is currently the board chair of the Massachusetts Health Policy Forum, and serves as a member of the boards of the Robert F. Kennedy Center for Justice and Human Rights, the Carroll Center for the Blind, the Tramuto Foundation, along with the advisory board for the Kenneth B. Schwartz Center and the Advisory Board of the Taubman Center for State and Local Government at the Harvard Kennedy School. In addition, Mr. Johnston is a trustee of the Franklin D. Roosevelt Presidential Library and Museum in Hyde Park, New York. Mr. Johnston founded and currently serves on the advisory board of the Robert F. Kennedy Children’s Action Corps, one of the top juvenile justice and social services agencies in the country. Mr. Johnston received a B.A. from the University of Massachusetts at Amherst, a M.A. from the John F. Kennedy School of Government at Harvard University and honorary degrees from the University of Massachusetts Boston, Bridgewater State College, and Curry College. We believe that Mr. Johnston is qualified to serve on our board of directors due to his extensive leadership and directorship experience in the field of healthcare management.

Board Composition

Our board of directors currently consists of eight members.  In November 2016, our board of directors determined, upon the recommendation of our nominating and corporate governance committee, to nominate Mark Augusti as a class I director of the Company with a term expiring at the 2019 Annual Meeting of Stockholders. In accordance with our restated certificate of incorporation and amended and restated by-laws, which provide that the authorized number of directors may be changed only by resolution of the board of directors, our board of directors also increased the size of our board of directors to eight members in connection with Mr. Augusti’s appointment to the board.  In March 2017, our nominating and corporate governance committee decided not to nominate two existing class II directors, Messrs. Lanigan and Puri, for re-election to the Board following the expiration of their terms at the Annual Meeting. The decision not to nominate Messrs. Lanigan and Puri was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Also in March 2017, in accordance with our certificate of incorporation and amended and restated bylaws, our board of directors set the size of our board of directors at seven members effective as of the Annual Meeting.

In accordance with the terms of our restated certificate of incorporation and amended and restated by-laws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms.  Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Philip Johnston and Michael Milligan for election to the board as class II directors, each to hold office until the 2020 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Mr. Milligan is currently a class II director whose term will expire at the Annual Meeting. Messrs. Lanigan and Puri are currently class II directors who will not stand for re-election at the Annual Meeting. Mr. Johnston was elected by our board of directors as a class II director effective as of the Annual Meeting, and he is standing for election by the stockholders at the Annual Meeting as a class II director.

Prior to the Annual Meeting, the members of the classes are follows:

●	the class I directors are Mark Augusti, Kenneth Fallon III and Richard Meelia, and their terms will expire at the 2019 Annual Meeting of Stockholders;

●	the class II directors are Colm Lanigan, Michael Milligan, and Aditya Puri, and their terms will expire at the 2017 Annual Meeting of Stockholders; and

●	the class III directors are Philipp Lang and Bradley Langdale, and their terms will expire at the 2018 Annual Meeting of Stockholders.

Mr. Fallon serves as the Chairperson of the board of directors.

The board of directors knows of no reason why any of the nominees for director at the Annual Meeting would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee.

We have entered into a Sponsor Designee Recommendation Agreement with Procific, or the Procific Agreement, which became effective upon the closing of our initial public offering in July 2015.  The Procific Agreement provides that, in the event that Colm Lanigan should cease to serve as a member of our board of directors prior to the expiration of his term upon the commencement of our Annual Meeting, then, prior to filling such vacancy, Procific will have the opportunity to recommend to our nominating and corporate governance committee an individual to fill such vacancy and to serve for the balance of Mr. Lanigan’s term.  Procific will no longer have rights under the Procific Agreement at such time as Procific and its affiliates no longer beneficially own at least 5% of the outstanding shares of our common stock.  In addition, the Procific Agreement will terminate upon the earlier to occur of (a) a change of control, as defined in the Procific Agreement, (b) Procific’s delivery of written notice to us requesting termination and (c) the commencement of our Annual Meeting. Mr. Lanigan’s term as a director expires at the Annual Meeting and he is not standing for re-election.

Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal. Our restated certificate of incorporation and amended and restated by-laws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Board Leadership Structure

Our corporate governance guidelines provide that the nominating and corporate governance committee shall periodically assess the board of director’s leadership structure, including whether the offices of chief executive officer and chairman of the board of directors should be separate.  Our guidelines provide the board of directors with flexibility to determine whether the two roles should be combined or separated based upon our needs and the board of directors’ assessment of its leadership from time to time.  We currently separate the roles of chief executive officer and chairman of the board of directors.  Our president and chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while our chairman of the board of directors presides over meetings of the board of directors, including executive sessions of the board of directors, and performs oversight responsibilities.  The board of directors has not appointed a lead independent director.  Our board of directors has three standing committees that currently consist of, and are chaired by, independent directors. In December 2016, the board of directors eliminated the Asia strategy committee determining that full board would manage matters associated with that committee. Our board of directors delegates certain responsibilities to the committees, which then report their activities and actions back to the full board of directors.  We believe that the independent committees of our board of directors and their chairpersons promote effective independent governance.  We believe this structure represents an appropriate allocation of roles and responsibilities for our company at this time because it strikes an effective balance between management and independent leadership participation in our board of directors’ proceedings.

Board Determination of Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be composed of independent directors within one year of listing.  In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.  In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In 2017, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director.  Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our current directors, with the exceptions of Mr. Augusti and Dr. Lang, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board of directors also determined that Bradley Langdale, Richard Meelia and Michael Milligan, who currently constitute our audit committee, and Bradley Langdale, Colm Lanigan, Richard Meelia and Aditya Puri, who constitute our compensation committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.  In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board.  Copies of the charters of each of these committees are posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at www.ir.conformis.com.

Audit Committee

Prior to the Annual Meeting, the members of our audit committee are Bradley Langdale, Richard Meelia and Michael Milligan.  Laurent Souviron served as a member of the Audit Committee through May 2016. Contingent upon his re-election as a class II director at the Annual Meeting, Mr. Milligan will remain a member of the audit committee. Mr. Langdale is the chair of the audit committee.

Our audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and our independent registered public accounting firm our quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	overseeing our internal audit function, if any;

●	discussing our risk management policies;

●	establishing procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;

●	reviewing and approving or ratifying any related-person transactions; and

●	preparing the audit committee report required by SEC rules.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that Mr. Langdale is an “audit committee financial expert” as defined in applicable SEC rules.  We believe that the composition of our audit committee meets the requirements for independence under current NASDAQ and SEC rules and regulations.

The audit committee met four times during 2016.

Compensation Committee

The members of our compensation committee are Bradley Langdale, Colm Lanigan, Richard Meelia and Aditya Puri.  Mr. Langdale is the chair of the compensation committee. Mr. Lanigan and Mr. Puri will no longer serve as members of the board or the compensation committee following the Annual Meeting. Effective as of the Annual Meeting, Kenneth Fallon III will join the compensation committee, and the members of our compensation committee will be Bradley Langdale, Kenneth Fallon III, and Richard Meelia. Our compensation committee’s responsibilities include:

●	reviewing and approving, or recommending for approval by our board of directors, our Chief Executive Officer’s compensation as well as the compensation of our other executive officers;

●	overseeing the evaluation of our Chief Executive Officer;

●	reviewing and making recommendations to our board of directors with respect to our incentive-compensation and equity-based compensation plans;

●	overseeing and administering our equity-based plans;

●	reviewing and making recommendations to our board with respect to director compensation;

●	reviewing and discussing with management our “Compensation Discussion and Analysis;”

●	reviewing and approving disclosure to the extent such disclosure is required by SEC rules; and

●	preparing the compensation committee report if and to the extent required by SEC rules.

The compensation committee met six times during 2016.

Nominating and Corporate Governance Committee

Prior to the Annual Meeting, the members of our nominating and corporate governance committee are Kenneth Fallon III, Richard Meelia and Michael Milligan.  Frank Muhlenbeck served as a member of the Nominating and Corporate Governance Committee through May 2016. Mr. Fallon is the chair of the nominating and corporate governance committee.  Contingent upon his re-election as a class II director at the Annual Meeting, Mr. Milligan will remain a member of the nominating and corporate governance committee.

Our nominating and corporate governance committee’s responsibilities include:

●	identifying individuals qualified to become members of our board;

●	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

●	reviewing and making recommendations to our board of directors with respect to management succession planning;

●	developing and recommending to our board corporate governance principles; and

●	overseeing a periodic evaluation of our board.

The nominating and corporate governance committee met twice during 2016.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Bradley Langdale, Colm Lanigan, Richard Meelia and Aditya Puri.  None of our directors who sat on our compensation committee in 2016 is an officer or employee of ConforMIS, Inc., nor have they ever been an officer or employee of ConforMIS, Inc.  None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve or served as members of our board of directors or our compensation committee in 2016. Messrs. Lanigan and Puri will no longer serve as members of the compensation committee following the Annual Meeting. Effective as of the Annual Meeting, Kenneth Fallon III will join the compensation committee, and the members of our compensation committee will be Bradley Langdale, Kenneth Fallon III, and Richard Meelia.

Board Meetings and Attendance

Our board of directors met twelve times during 2016 and took action by written consent one time.  During 2016, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees of the board on which he then served. Mark Augusti attended 100% of the aggregate number of board meetings since his election to the board of directors in November 2016.

Our directors are expected to attend our annual meetings of stockholders. In 2016, Mr. Fallon and Dr. Lang attended the Annual Meeting of Stockholders.

Board Processes

Oversight of Risk

Our board oversees our risk management processes directly and through its committees.  Our management is responsible for risk management on a day-to-day basis.  The role of our board and its committees is to oversee the risk management activities of management.  They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.  In general, our board oversees risk management activities relating to business strategy, acquisitions, capital raising and allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our nominating and corporate governance committee oversees risk management activities relating to board composition and management succession planning; and our compensation committee oversees risk management activities relating to our compensation policies and practices.  Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.  In addition, since risk issues often overlap, committees from time to time request that the full board discuss particular risks.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes the use of a search firm to assist us in identifying qualified directors, and may also include requests to board members and others for recommendations, evaluation of the performance on our board and its committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board, interviews of selected candidates by members of the committee and our board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines described below under “—Corporate Governance Guidelines.”  Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the nominating and corporate governance committee also takes into consideration the diversity (with respect to gender, race and national origin) of our board members. The nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

The nominee biographies under “—Board of Directors—Members of Our Board of Directors” indicate the experience, qualifications, attributes and skills of each of our director nominees that led our nominating and corporate governance committee and our board to conclude each of the nominees should serve as a director of ConforMIS.  Our nominating and corporate governance committee and our board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that the nominees as a group possess the skill sets and specific experience desired of our board as a whole.

Stockholders may recommend individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our General Counsel at ConforMIS, Inc., 28 Crosby Drive, Bedford, MA 01730, Attention: David Cerveny, Chief Legal Officer and General Counsel, if on or before April 16, 2017, or 600 Technology Drive, Billerica, MA 01821, Attention: David Cerveny, Chief Legal Officer and General Counsel, if after April 16, 2017. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our by-laws and must be received by us no later than the date referenced below in “Other Matters—Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications with Stockholders

Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate.  Stockholders may communicate with our management by writing to our General Counsel at ConforMIS, Inc., 28 Crosby Drive, Bedford, MA 01730, Attention: David Cerveny, Chief Legal Officer and General Counsel, if on or before April 16, 2017, or 600 Technology Drive, Billerica, MA 01821, Attention: David Cerveny, Chief Legal Officer and General Counsel, if after April 16, 2017 or by calling (781) 345-9001.  Additional information about contacting ConforMIS is posted under the heading “IR Contacts” on the Investor Relations section of our website, which is located at www.ir.conformis.com.

In addition, stockholders who wish to communicate with our entire board may do so by writing to Kenneth Fallon III, Chairman of the Board, c/o ConforMIS, Inc., 28 Crosby Drive, Bedford, MA 01730, if on or before April 16, 2017, or 600 Technology Drive, Billerica, MA 01821, Attention: David Cerveny, Chief Legal Officer and General Counsel, if after April 16, 2017.  Communications will be forwarded to other directors if they relate to substantive matters that the Chairman of the Board considers appropriate for attention by the other directors.  In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders.  The guidelines provide that:

●	our board’s principal responsibility is to oversee the management of our Company;

●	except as may otherwise be permitted by the NASDAQ Marketplace Rules, a majority of the members of our board must be independent directors;

●	the independent directors meet in executive session at least twice a year;

●	directors have full and free access to management and, as necessary, independent advisors;

●	new officers and directors may participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

●	our nominating and corporate governance committee will oversee a periodic self-evaluation of the board to determine whether the board and its committees are functioning effectively.

A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at www.ir.conformis.com.

Board Policies

Related-Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related-person transaction,” the related person must report the proposed related-person transaction to our Chief Financial Officer or General Counsel.  The policy calls for the proposed related-person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors.  Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction.  If advance review and approval is not practicable, the audit committee will review and, in its discretion, may ratify the related-person transaction.  The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related-person transactions that arise between audit committee meetings, subject to ratification by the committee at its next meeting.  Any related-person transactions that are ongoing in nature will be reviewed annually.

A related-person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction.  As appropriate for the circumstances, the audit committee will review and consider:

●	the related person’s interest in the related-person transaction;

●	the approximate dollar value of the amount involved in the related-person transaction;

●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

●	the purpose of, and the potential benefits to us of, the related-person transaction; and

●	any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests.  The audit committee may impose any conditions on the related-person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity; (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction; and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

●	a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Other than the compensation arrangements for our named executive officers and directors, which are described elsewhere in the “Executive Compensation” and “Director Compensation” sections of this proxy statement, set forth below is a description of transactions since January 1, 2016 to which we were or will be a party, and in which

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers, nominees for director or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties.

 Registration Rights Agreement with Certain Stockholders

In June 2015, we entered into an amended and restated information and registration rights agreement, which we refer to as the Registration Rights Agreement, with holders of our preferred stock prior to the conversion of our preferred stock into common stock immediately following the closing of our initial public offering in July 2015, including some of our 5% stockholders and their affiliates and entities affiliated with our directors.  The Registration Rights Agreement provides these holders the right, subject to certain limitations, to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Subject to specified limitations set forth in the Registration Rights Agreement, the holders of at least 25% of the then outstanding registrable shares may at any time demand in writing that we register all or a portion of the registrable shares under the Securities Act on Form S-3 for an offering of at least 25% of the then outstanding registrable shares having an anticipated aggregate offering price to the public, net of selling expenses, of at least $5 million, which we refer to as a Resale Registration Statement.  We are not obligated to effect a registration pursuant to a Resale Registration Statement on more than one occasion.

If we propose to file a registration statement to register any of our common stock under the Securities Act in connection with a public offering of such common stock, other than pursuant to certain specified registrations, the holders of our registrable shares are entitled to notice of registration and, subject to specified exceptions, including market conditions, we will be required, upon the holder’s request, to register their then held registrable shares.  In the event that any registration in which the holders of registrable shares participate pursuant to our Registration Rights Agreement is an underwritten public offering, we agree to enter into an underwriting agreement for such offering.

Other than these registration rights described above, the rights granted to holders of our preferred stock under the Registration Rights Agreement terminated upon the closing of our initial public offering.

Revenue Sharing Agreement with Dr. Lang

In September 2011, we entered into an amended and restated revenue sharing agreement with Philipp Lang, M.D., our former Chief Executive Officer, which amended and restated a similar agreement entered into in 2008 when Dr. Lang stepped down as chair of our scientific advisory board and became our Chief Executive Officer.  This agreement provides that we will pay Dr. Lang on an annual basis 1.33% of our net revenues up to and including $125 million and 1.1667% of our net revenues in excess of $125 million with respect to our iTotal CR, iTotal PS and iTotal Hip products, as well as other hip and shoulder replacement products we may develop in the future and patient-specific, revision-implant instrumentation we may develop in the future.  This agreement also provides that we will pay Dr. Lang on an annual basis 1.0% of our net revenues up to and including $125 million and 0.875% of our net revenues in excess of $125 million with respect to our iUni and iDuo products, as well as certain other knee replacement or resurfacing products, modifications to any of our knee, hip or shoulder products made by us with Dr. Lang’s assistance in the future and patient-specific, non-revision-implant instrumentation we may develop in the future.  Our obligation to pay Dr. Lang applies to those of our products that are covered by a valid claim of a patent assigned to us in the country in which we sell those products and on which Dr. Lang is a named inventor.  Our payment obligations expire on a product-by-product basis on the last to expire of patents owned by us on which Dr. Lang is a named inventor that claim the applicable product.  These payment obligations survived termination of Dr. Lang’s employment with us.  Under this agreement, we incurred obligations to pay Dr. Lang $1.0 million for the year ended December 31, 2016.

Code of Business Conduct and Ethics

Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of the code of business conduct and ethics is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at http://ir.conformis.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ Marketplace Rules concerning any amendments to, or waivers from, any provision of our code of business conduct and ethics.

EXECUTIVE OFFICERS

The following table sets forth information regarding certain of our executive officers as of March 29, 2017:

Name	Age	Position(s)
Mark Augusti	51	President and Chief Executive Officer and Director
Paul Weiner	53	Chief Financial Officer
Daniel Steines, M.D., M.S.	48	Chief Technology Officer
David Cerveny	50	Chief Legal Officer, General Counsel and Secretary

In addition to the biographical information for Mark Augusti, which is set forth above under “Corporate Governance—Board of Directors—Members of Our Board of Directors,” set forth below is certain biographical information about our other executive officers.  Our executive officers are elected by, and serve at the discretion of, our board of directors.

Paul Weiner has served as our Chief Financial Officer since April 2014.  Prior to joining us, Mr. Weiner spent 18 years at Palomar Medical Technologies, Inc., or Palomar, a company engaged in research, development, manufacturing and sales of medical laser devices for aesthetic treatments, prior to its acquisition by Cynosure, Inc.  He served in a number of roles at Palomar, including corporate controller, vice president of finance and, finally, chief financial officer, a position he held for 11 years.  Prior to Palomar, Mr. Weiner was the chief financial officer at Hygenetics Environmental Services, Inc., an environmental consulting company, and worked in public accounting for Ernst & Young and Wolf & Company.  Mr. Weiner is a Certified Public Accountant and has a B.S. in Accounting from Bryant University.

Daniel Steines, M.D., M.S. has served as our Chief Technology Officer since June 2014.  From July 2004 to June 2014, he was our Senior Vice President of Research & Development.  Prior to joining us, he served as the senior vice president of research & development for ImaTx, Inc., one of our wholly-owned subsidiaries, from September 2001 to July 2004, where he was responsible for the development of image analysis applications for the diagnosis of osteoarthritis and osteoporosis.  Prior to that, he held research positions at Stanford University and The Charité, Universitätsmedizin in Berlin, working in the areas of new imaging techniques to assess osteoarthritis and articular cartilage as well as novel medical video applications.  Dr. Steines has an M.S. in computer science from the Technical University and an M.D. from the Technical University of Aachen.

David Cerveny has served as our Chief Legal Officer and General Counsel since October 2008.  Prior to joining us, Mr. Cerveny was the chief intellectual property counsel for Palomar, where he managed an extensive patent portfolio, active patent litigation and licensing strategy.  He also was previously a partner at Hale and Dorr LLP, now Wilmer Cutler Pickering Hale and Dorr LLP, and an associate at Proskauer Rose LLP.  Prior to law school, Mr. Cerveny worked as a systems engineer developing flight control systems for McDonnell Douglas Corporation, an aerospace manufacturing corporation now part of The Boeing Company.  Mr. Cerveny has a B.S. in biomedical engineering from Marquette University and a J.D. from Boston College Law School.

EXECUTIVE COMPENSATION

Our “named executive officers” for the year ended December 31, 2016 were as follows: Mark Augusti, our President and Chief Executive Officer; Paul Weiner, our Chief Financial Officer; and Daniel Steines, M.D., M.S., our Chief Technology Officer. Philipp Lang, M.D. served as of President and Chief Executive Officer prior to Mr. Augusti’s appointment to such role on November 14, 2016.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-equity Incentive Plan Compensation ($)[3]	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark Augusti[4]	2016	69,001	[5]	—	392,905	800,000	—	—	210,314	[6]	1,472,220
President and Chief Executive Officer
Philipp Lang, M.D.[7]	2016	350,479		—	307,215	—	—	—	1,059,884	[8]	1,717,578
Former President and Chief Executive Officer	2015	387,500		—	349,985	—	109,500	—	724,466	[9]	1,571,451
	2014	365,000		—	—	720,539	—	—	584,128	[10]	1,669,067
Paul Weiner	2016	336,600		—	648,252	—	—	—	5,231	[11]	990,083
Chief Financial Officer	2015	322,500		—	249,999	—	66,500	—	4,850	[11]	643,849
	2014	231,923	[12]	—	—	145,636	—	—	3,250	[11]	1,380,809
Daniel Steines	2016	299,971		—	693,316	—	—	—	4,909	[11]	998,196
Chief Technology Officer	2015	275,438		—	249,999	—	58,500	—	6,024	[11]	589,961
	2014	230,063		—	—	393,021	—	—	4,808	[11]	627,892

1 The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of stock-based awards granted during the year or in connection with the year’s performance, computed in accordance with the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 718. See Note M to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on March 8, 2017, regarding assumptions underlying the valuation of equity awards.

2 The amounts reported in the “Option Awards” column reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of ASC Topic 718. See Note M to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on March 8, 2017, regarding assumptions underlying the valuation of equity awards.

3 The aggregate amounts reported in the “Non-equity Incentive Plan Compensation” column represent discretionary bonuses earned in 2015 under our 2015 annual cash bonus and equity grant plan and paid in 2016. No annual bonus payments were made under our 2016 Cash Bonus Award Program.

4 Mr. Augusti was not a Named Executive Officer for the fiscal years ended December 31, 2014 and 2015. Mr. Augusti has served as a member of our board of directors since November 2016 but does not receive any additional compensation for his service as a director.

5 Mr. Augusti joined us on November 14, 2016 and had an annualized base salary of $520,000, which was prorated in 2016.

6 Such amount includes a one-time signing bonus of $200,000 paid in 2017, $867 that we contributed to our 401(k) plan and $50 group term life insurance premiums, and $9,397 in residency expenses that we paid in respect of Mr. Augusti. The payments and benefits provided to Mr. Augusti are discussed below in “Agreements with Named Executive Officers.”

7 Dr. Lang serves as a member of our board of directors but does not receive any additional compensation for his service as a director, provided, however, that Dr. Lang does receive shared revenue from the Company pursuant to the terms of his revenue sharing agreement.

8 Such amount consists of $988,073 that Dr. Lang was entitled to receive for 2016 pursuant to a revenue share agreement, $5,300 that we contributed to our 401(k) plan and $300 group term life insurance premiums that we paid in respect of Dr. Lang. This amount also represents payments made to Dr. Lang in connection with his separation from employment with the Company, consisting of base salary $52,421 and unused vacation as of his separation date $13,790. The payments and benefits provided to Dr. Lang in connection with his separation from employment with the Company are discussed below under “Payments upon Termination or Change in Control Transaction.”

9 Such amount consists of $718,942 that Dr. Lang was entitled to receive for 2015 pursuant to a revenue share agreement, $4,924 that we contributed to our 401(k) plan and $600 group term life insurance premiums that we paid in respect of Dr. Lang.

10 Such amount consists of $578,810 that Dr. Lang was entitled to receive for 2014 pursuant to a revenue share agreement, $4,718 that we contributed to our 401(k) plan and $600 in group term life insurance premiums that we paid in respect of Dr. Lang.

11 Includes the amounts we contributed to our 401(k) plan and group term life insurance premiums that we paid in respect of the applicable named executive officer.

12 Mr. Weiner joined us on March 24, 2014 and had an annualized base salary of $300,000, which was prorated in 2014.

Narrative Disclosure to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our board of directors has historically determined our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with our Chief Executive Officer for all executives other than our Chief Executive Officer. Based on those discussions and its discretion, the compensation committee then recommends to our board of directors the compensation for each executive officer and our Chief Executive Officer, including equity-based awards. The compensation committee has the authority to approve the cash compensation of our executive officers, but has historically made recommendations to our board of directors regarding such compensation. Our board of directors, without members of management present, discusses the compensation committee’s recommendations and ultimately approves the compensation of our executive officers, including our Chief Executive Officer. We engaged Frederic W. Cook & Co. as our independent compensation consultant to review our executive compensation peer group and program design and assess our executives’ compensation relative to comparable companies.

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

In 2016, we paid base salaries of $69,001 to Mr. Augusti, $350,479 to Dr. Lang, $336,600 to Mr. Weiner and $299,971 to Dr. Steines.  Mr. Augusti’s employment began on November 14, 2016 and, as a result, the amount shown in the “Salary” column of the Summary Compensation Table for 2016 reflects payments made to him from the period between November 14, 2016 and December 31, 2016. For 2016, Mr. Augusti’s annualized base salary was $520,000. In 2015, we paid base salaries of $387,500 to Dr. Lang, $322,500 to Mr. Weiner and $275,438 to Dr. Steines.  In 2014, we paid base salaries of $365,000 to Dr. Lang, $231,923 to Mr. Weiner and $230,063 to Dr. Steines. Mr. Weiner’s employment began on March 24, 2014 and, as a result, the amount shown in the “Salary” column of the Summary Compensation Table for 2014 reflects payments made to him from the period between March 24, 2014 and December 31, 2014. For 2014, Mr. Weiner’s annualized base salary was $300,000.

Our board of directors has, in its discretion, awarded cash bonuses and granted equity awards in the form of restricted stock or stock options as bonuses to our executive officers from time to time in the past, and may award cash bonuses and grant equity awards as bonuses to our executive officers in the future.  In February 2016, our compensation committee recommended, and our board of directors approved, a 2016 employee bonus and stock incentive plan. Pursuant to this plan, in February 2016 we awarded shares of restricted common stock to our named executive officers as follows:  Dr. Lang: 38,888 shares of common stock; Mr. Weiner: 27,777 shares of common stock; and Dr. Steines: 37,777 shares of common stock.  See “—Stock Option and Other Compensation Plans—2016 Employee Bonus and Stock Incentive Plan” for a description of our cash and equity bonus plan for 2016. No annual bonus payments were made under our 2016 cash bonus award program.

As part of our annual compensation-setting process, in February 2017, our compensation committee recommended, and our board of directors approved, an employee bonus and stock incentive plan for the 2017 calendar year, or the 2017 Bonus Plan. Under the 2017 Bonus Plan, certain employees, including our named executive officers, are eligible to earn a cash bonus and to receive awards of equity. The cash bonus is based a combination of financial and individual performance in 2017 and, subject to performance under the 2017 plan, any cash bonus will be paid in 2018. See “—Stock Option and Other Compensation Plans—2017 Employee Bonus and Stock Incentive Plan” for a description of our cash and equity bonus plan for 2017.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options and unvested restricted stock held by our named executive officers as of December 31, 2016.

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, units, or other rights that have not vested ($)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Augusti		179,178	(1)		8.78		12/2/2026	44,750	(2)		362,475	(2)
President and Chief
Executive Officer								—			—

Philipp Lang, M.D.	54,991	27,509	(3)		10.96		8/3/2024	11,423	(4)		92,526	(4)
Former President and	54,990	27,510	(3)		8.96		8/3/2024	38,888	(5)		314,993	(5)
Chief Executive Officer	7,613	—			5.50		3/26/2022	—			—
	187,500	—			5.50		3/27/2022	—			—
	246,008	—			5.26		9/26/2021	—			—
	18,231	—			5.26		9/26/2021	—			—
	125,000	—			4.32		9/30/2020	—			—
	222,694	—			1.22	(6)	2/8/2018	—			—
	363,636	—			1.22	(6)	2/8/2018	—			—
	125,000	—			1.10		12/22/2016	—			—
Paul Weiner	174,505	79,347	(7)		8.96	(8)	8/3/2024	8,160	(4)		66,096	(4)
Chief Financial Officer								27,777	(5)		224,994	(5)
								47,019	(9)		380,854	(9)
Daniel Steines, M.D., M.S.	29,994	15,006	(3)		10.96		8/3/2024	8,160	(4)		66,096	(4)
Chief Technology	29,995	15,005	(3)		8.96		8/3/2024	27,777	(5)		224,994	(5)
Officer	4,297	—			5.50		3/27/2022	10,000	(5)		81,000	(5)
	27,500	—			5.50		3/26/2022	43,298	(9)		350,714	(9)
	27,500	—			5.26		9/26/2021	—			—
	5,531	—			5.26		9/26/2021	—			—
	97,500	—			4.32		9/30/2020	—			—

(1)	The Option Grant will vest and become exercisable with respect to 25% of the total number of shares after one year and thereafter in equal monthly installments over a three-year period following December 2, 2017

(2)	The unvested awards are scheduled to vest in four equal annual installments, with 25% vesting on December 2, 2017 and with the remainder vesting annually thereafter through December 2, 2020.

(3)	The unvested awards are scheduled to vest in equal monthly installments through April 1, 2018.

(4)	These shares of common stock are issuable pursuant to awards of restricted stock that vest in four equal annual installments, with 25% vesting on October 15, 2016 and with the remainder vesting annually thereafter through October 15, 2019.

(5)	These shares of common stock are issuable pursuant to awards of restricted stock that vest in four equal annual installments, with 25% vesting on February 3, 2017 and with the remainder vesting annually thereafter through February 3, 2020.

(6)	The original exercise price was $1.21 and was later amended to $1.22.

(7)	This option provides for vesting as to 25% of the shares on March 23, 2015, with the remainder vesting in approximately equal monthly installments through March 23, 2018.

(8)	The original exercise price was $10.96 and was later amended to $8.96.

(9)	These shares of common stock are issuable pursuant to awards of restricted stock that vest in full on November 14, 2017.

Agreements with Named Executive Officers

We entered into an employment agreement, dated October 19, 2016, with Mark Augusti and, on December 2, 2016, the board of directors approved an amendment and restatement of that agreement (as amended and restated, the “Employment Agreement”) which sets forth certain terms of Mr. Augusti’s employment. Pursuant to the terms of the Employment Agreement, Mr. Augusti will receive an annual base salary of $520,000. In addition, he will receive a one-time signing bonus of $200,000 and will be eligible to receive an annual target performance bonus of 75% of Mr. Augusti’s annual base salary. The actual performance bonus percentage is discretionary and will be subject to the board of director’s assessment of Mr. Augusti’s performance as well as general business conditions at the Company. Mr. Augusti did not receive an annual performance bonus for fiscal year 2016. In connection with his Employment Agreement, the board granted to Mr. Augusti an incentive stock option to purchase shares of our common stock having a Black Scholes value of $800,000 (the “Option Grant”) under our stock incentive plan (the “Plan”). The Option Grant will vest and become exercisable with respect to 25% of the total number of shares after one year and thereafter in equal monthly installments over a three-year period following December 2, 2017. Mr. Augusti also received a restricted stock award for 44,750 shares of our common stock (the “RSA Grant”) under the Plan. The RSA Grant will vest in four equal installments on each anniversary of the grant. In February 2017, Mr. Augusti became eligible to receive initial annual long-term incentive equity awards with an aggregate target value of up to $800,000 under the Company’s long-term incentive program. Mr. Augusti will be also eligible to participate in all of our customary employee benefit plans or programs generally available to our full-time employees and/or executive officers. In the event Mr. Augusti’s employment is terminated without cause, Mr. Augusti will be eligible to receive severance pay in the form of salary continuation on our standard payroll dates following the termination date. Mr. Augusti will also receive a continuation of group health insurance coverage through COBRA with the cost of such benefits to be shared in the same relative proportion by the Company and Mr. Augusti as in effect on the date of termination. In the event of a change in control of the Company, Mr. Augusti will be entitled to accelerated vesting of his then unvested equity grants.

In May 2015, we entered into amended and restated employment agreements with Mr. Weiner and Dr. Steines.  Each of these agreements provides that the named executive officer’s employment will continue until either we or the executive provides written notice of termination in accordance with the terms of the agreement.  In addition, we have agreements with each of our named executive officers that prohibit the executive from disclosing confidential information and from competing with us during the term of his employment and for a specified time thereafter, where permitted under applicable law, and that provides for the assignment of intellectual property rights to us. In June 2016, we entered into retention agreements with Mr. Weiner and Mr. Steines that provide for certain retention benefits from the effective date of those agreements until the one-year anniversary of the hiring of our President and Chief Executive Officer, Mark Augusti. The retention agreements provide, among other things, a grant of stock having an aggregate value equal to one-year of the Executive’s base salary as of the date of grant on August 15, 2016, using the average of the closing trading price of the Company’s common stock during the period from and including May 18, 2016 to August 15, 2016, which vests in full on November 14, 2017. The retention agreements also provide for payment of base salary and vesting of all outstanding unvested equity awards that would have vested during an extended severance period. The extended severance period is twelve months through the first anniversary of the hiring of Mr. Augusti, or November 14, 2017, and thereafter is reduced by one month at the end of each month following the first anniversary until the severance period reduces to six months.

Pursuant to their respective employment agreements, Mr. Weiner is entitled to receive an annual base salary of $339,900 and Dr. Steines is entitled to receive an annual base salary of $313,000.  Each of these executives is also eligible, in the sole discretion of the compensation committee of our board of directors, to receive an annual bonus.  Each of the executive’s target cash bonus for 2016 was calculated as a percentage of his annual base salary as determined by the compensation committee, subject to approval by our board of directors.  However, no annual bonus payments were made under our 2016 cash bonus award program. For additional information regarding annual cash bonuses and annual equity grants, see “—Stock Option and Other Compensation Plans—2016 Employee Bonus and Stock Incentive Plan.”

Termination of the Employment of our Former President & Chief Executive Officer

On November 14, 2016, Dr. Lang’s employment with the Company terminated. Effective upon his termination from the Company, Dr. Lang received severance benefits consistent with the provisions of his employment agreement with the Company, including continuation on our standard payroll dates of his base salary in effect at the time of termination and continuation of coverage under the Company’s group health insurance plans at the same cost as active employees for a period of 12 months. Dr. Lang was entitled to receive an annual base salary of $455,000 at the time of his termination. Dr. Lang’s equity grants will continue to vest pursuant to their terms with the continuation of Dr. Lang’s service as a member of the board of directors. Dr. Lang agreed to certain non-competition obligations under his existing amended and restated employee confidential information, inventions and non-competition agreement which remain in effect, as well as to cooperate with Company as needed. Dr. Lang also will continue to receive payments pursuant to his Amended and Restated Revenue Sharing Agreement with the Company dated September 2, 2011.

Potential Payments upon Termination or Change in Control Transaction

Each of our named executive officers will be entitled to severance payments if his employment is terminated under specified circumstances.

Termination During Change of Control Period.  If we terminate the executive’s employment other than for cause, or if the executive terminates his employment with us for good reason, during a change of control period, as described below, we are obligated to:

●	continue to pay the executive’s base salary, in the case of Mr. Augusti, for a period of eighteen months, and, in the cases of Mr. Weiner and Mr. Steines, for a period of twelve months;

●	in the case of a termination of Mr. Augusti, pay an amount equal to 1.5 times his target bonus, and, in the cases of Mr. Weiner and Mr. Steines, pay to the executive any bonus that has been approved by the board prior to the date of termination but not yet paid;

●	to the extent allowed by applicable law and the terms of the applicable policies, continue to provide such executive and certain of his dependents with group health insurance in the case of Mr. Augusti, for a period of up to eighteen months and in the cases of Mr. Weiner and Mr. Steines, for a period of up to twelve months; and

●	provide that any outstanding unvested equity awards held by the executive will become fully vested and exercisable or free from forfeiture or transfer restrictions.

A change of control period is, in the case of Mr. Augusti, the period of twenty-four months following a change in control, and, in the cases of Mr. Weiner and Mr. Steines, the period beginning three months immediately preceding and ending twelve months immediately following a change of control.  The terms “termination for cause,” “termination for good reason” and “change of control” are defined in each executive’s employment agreement.

Termination Outside of Change of Control Period.  If we terminate the named executive officer’s employment other than for cause or if the executive terminates his employment with us for good reason other than during a change of control period, we are obligated to:

●	continue to pay the executive’s base salary, in the case of Mr. Augusti, for a period of eighteen months if the termination is on or prior to November 14, 2018, and otherwise for a period of twelve months, and in the case of our other executives, for a period of twelve months until November 14, 2017, with the severance period being reduced by one month for each month thereafter for the period between November 14, 2017 and May 14, 2018, and then for a period of six months thereafter;

●	pay to the executive any bonus that has been approved by the board prior to the date of termination but not yet paid, and in the case of a termination of Mr. Augusti on or before November 14, 2018, an amount equal to 1.5 time his target bonus, and otherwise an amount equal to his target bonus;

●	to the extent allowed by applicable law and the terms of the applicable policies, continue to provide the executive and certain of his dependents with group health insurance, in the case of Mr. Augusti, for a period of eighteen months if the termination is on or prior to November 14, 2018, and otherwise for a period of twelve months, and in the case of our other executives, for a period of twelve months until November 14, 2017, with the severance period being reduced by one month for each month thereafter for the period between November 14, 2017 and May 14, 2018, and then for a period of six months thereafter; and

●	to the extent we previously paid such executive, other than Mr. Augusti, any bonus in the form of a stock option that has not fully vested as of the date of termination of employment, accelerate the vesting of such award with respect to such number of shares that would have vested had such executive continued to be employed by us.

Each of our executives is required to execute a release of claims as a condition precedent to receipt of the severance payments described above.

Termination Resulting from Death or Disability.  In the event that Mr. Augusti’s employment terminates as a result of his death or disability, as defined in his employment agreement, between the end of a calendar year and the bonus payment date, we are obligated to,

●	pay to Mr. Augusti (or his estate) any bonus that he would have received for the prior calendar year had he remained employed by us.

In the event that Mr. Weiner’s or Mr. Steines’ employment terminates as a result of his death or disability, as defined in his employment agreement, we are obligated to:

●	pay to the executive (or his estate) an amount equal to such executive’s base salary for a period of twelve months until November 14, 2017, for a period reduced thereafter by one month for each month for the period between November 14, 2017 and May 14, 2018, and then for a period of six months thereafter;

●	pay to the executive (or his estate) any bonus that has been approved by the board prior to the date of his death or termination for disability but not yet paid; and

●	to the extent we previously paid the executive any bonus in the form of a stock option that has not fully vested as of the date of his death or termination for disability, accelerate the vesting of such award with respect to such number of shares that would have vested had the executive continued to be employed by us for a period of twelve months until November 14, 2017, for a period reduced thereafter by one month for each month for the period between November 14, 2017 and May 14, 2018, and then for a period of six months thereafter.

Stock Option and Other Compensation Plans

The three equity compensation plans described in this section are our 2004 Stock Option Plan, or 2004 Plan; our 2011 Stock Option Plan/Stock Issuance Plan, or 2011 Plan; and our 2015 Stock Incentive Plan, or 2015 Plan. Since the close of our initial public offering on July 7, 2015, we have granted equity under our 2015 Plan, and we no longer grant any equity under our 2004 Plan or 2011 Plan.

2004 Stock Option Plan

Our 2004 Stock Option Plan, or 2004 Plan, was adopted by our board of directors and approved by our stockholders in June 2004.  Our 2004 Plan was amended in October 2005, August 2007, May 2008 and September 2009.  A maximum of 3,792,943 shares of common stock was authorized for issuance under the 2004 Plan.

The 2004 Plan is administered by our board of directors.  The 2004 Plan provided for the grant of incentive stock options and nonqualified stock options. Our employees, directors and consultants, and employees, directors and consultants of our parent or subsidiary corporations, were eligible to receive awards under the 2004 Plan.  However, incentive stock options could only be granted to employees.  The terms of awards are set forth in the applicable award agreements.

Awards under the 2004 Plan are subject to appropriate adjustments in the event of a stock split, reverse stock split, stock dividend, or recapitalization, combination or reclassification with respect to our stock.

Upon a merger of our company with or into another corporation or sale of all or substantially all of our assets, in addition to any rights provided in an applicable award agreement:

●	all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the successor corporation or a parent or subsidiary thereof; and

●	if not assumed or substituted, all outstanding awards will become exercisable in full for a period of 15 days following our notice to a participant, and any unexercised options will terminate upon expiration of such 15-day period.

Upon a liquidation or dissolution, we must notify participants at least 30 days prior to such action, and all outstanding awards will terminate immediately prior to the consummation of such liquidation or dissolution, unless previously exercised by the participant.

With participant consent, our board of directors may modify or amend, or defer the exercise date of, any awards under the 2004 Plan.  Subject to applicable stockholder approval requirements, our board of directors may amend or alter the 2004 Plan at any time, except that no amendment or alteration may adversely affect outstanding awards without participant consent except as expressly permitted under the 2004 Plan.

Effective upon the adoption of our 2011 stock option/stock issuance plan, or 2011 Plan, we ceased making awards under the 2004 Plan.  Following the adoption of our 2011 Plan, any shares of common stock subject to awards originally granted under the 2004 Plan that expired, terminated, or were otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued were available for issuance under the 2011 Plan.

As of December 31, 2016, there were options to purchase an aggregate of 967,944 shares of common stock outstanding under the 2004 Plan at a weighted-average exercise price of $3.36 per share.  Following the adoption of our 2015 Plan any shares of common stock subject to awards originally granted under the 2004 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued will be available for issuance under the 2015 Plan, up to a specified number of shares.

2011 Stock Option Plan/Stock Issuance Plan

Our 2011 Plan was adopted by our board of directors in February 2011 and approved by our stockholders in March 2011.  Our 2011 Plan was amended in March 2012 and July 2013.  A maximum of 6,630,242 shares of our common stock are authorized for issuance under the 2011 Plan.

The 2011 Plan is administered by our board of directors and provides for the grant of incentive stock options within the meaning of Section 422 of the Code, non-statutory stock options and stock awards.  Following the closing of initial public offering on July 7, 2015, we ceased granting options under the 2011 Plan. However, incentive stock options may only be granted to our employees.  The terms of awards are set forth in the applicable award agreements.

Awards under the 2011 Plan are subject to appropriate adjustments in the event of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting our outstanding common stock as a class without our receipt of consideration.

Upon a change of control, as defined in the 2011 Plan:

●	all outstanding option awards will become exercisable in full immediately prior to the effective date of the change of control, except to the extent such options are (1) assumed, or equivalent options substituted, by the successor corporation, or parent thereof, or otherwise continued in full force and effect pursuant to the terms of the change of control transaction, (2) replaced by a cash incentive program that provides for a subsequent payout of the spread existing on the unvested option shares as of the date of such change of control, to be paid in accordance with the same vesting schedule applicable to those unvested option shares, or (3) our board of directors subjects such acceleration to other limitations; and

●	all outstanding repurchase rights in favor of us with respect to shares of our common stock issued upon exercise of options or as stock awards shall terminate automatically, and such shares shall become vested, except to the extent (1) those repurchase rights are assigned to a successor corporation, or parent thereof, or otherwise continued in effect pursuant to the terms of the change of control transaction, (2) the property, including cash payments, issued with respect to the unvested shares are placed in escrow and released in accordance with the vesting schedule in effect for such shares, or (3) such accelerated vesting is precluded by other limitations imposed by our board of directors.

Our board of directors has the discretion, exercisable either at the time an award is granted or at any time while an award remains outstanding, to provide that such award will become fully vested upon the occurrence of a change of control or other specified event or the participant’s involuntary termination, as defined in the 2011 Plan, within a designated period following a specified event.

Subject to any applicable stockholder approval requirements pursuant to applicable laws and regulations, our board of directors may amend or terminate the 2011 Plan or any awards under the Plan in any or all respects, except that no amendment or termination may adversely affect the rights and obligations with respect to outstanding awards without participant consent.  Our board of directors has the authority, with the consent of the affected participants, to cancel any or all outstanding options under the 2011 Plan and grant in substitution therefor new options covering the same or a different number of shares of our common stock.

As of December 31, 2016, there were options to purchase an aggregate of 2,611,669 shares of common stock outstanding under the 2011 Plan at a weighted-average exercise price of $7.46 per share.  Following the adoption of our 2015 Plan, any shares of common stock subject to awards originally granted under the 2011 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued will be available for issuance under the 2015 Plan, up to a specified number of shares.

2015 Stock Incentive Plan

Our board of directors adopted, and our stockholders approved, our 2015 Plan, which became effective in June 2015.  The 2015 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based awards.  The number of shares of our common stock that are reserved for issuance under the 2015 Plan are the sum of: (1) 2,000,000; plus (2) 259,403 shares of our common stock reserved for issuance under the 2011 Plan and the number of shares of our common stock subject to outstanding awards under the 2011 Plan or under the 2004 Plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right; plus (3) an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2016 and continuing until, and including, the fiscal year ending December 31, 2025, equal to the least of (a) 3,000,000 shares of our common stock, (b) 3% of the number of shares of our common stock outstanding on the first day of such fiscal year and (c) an amount determined by the Board.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2015 Plan.  Incentive stock options, however, may only be granted to our employees.

Pursuant to the terms of the 2015 Plan, our board of directors (or a committee delegated by our board of directors) administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

●	the number of shares of our common stock covered by options and stock appreciation rights and the dates upon which those awards become exercisable;

●	the type of options to be granted;

●	the duration of options and stock appreciation rights, which may not be in excess of ten years;

●	the exercise price of options and measurement price of stock appreciation rights, both of which must be at least equal to the fair market value of our common stock on the date of grant; and

●	the number of shares of our common stock subject to the terms of any restricted stock awards, restricted stock units or other stock-based awards and the terms and

●	conditions of such awards, including conditions for repurchase, issue price and repurchase price and performance conditions, if any.

If our board of directors delegates authority to an executive officer to grant awards under the 2015 Plan, the executive officer will have the power to make awards to all of our employees, except executive officers, subject to any limitations under the 2015 Plan.  Our board of directors will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards, which may include a formula by which the exercise price will be determined, and the maximum number of shares subject to awards that such executive officer may make.

Effect of Certain Changes in Capitalization

Upon the occurrence of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock other than an ordinary cash dividend, our board of directors shall equitably adjust:

●	the number and class of securities available under the 2015 Plan;

●	the share counting rules under the 2015 Plan;

●	the number and class of securities and exercise price per share of each outstanding option;

●	the share and per-share provisions and the measurement price of each outstanding stock appreciation right;

●	the number of shares subject to, and the repurchase price per share subject to, each outstanding restricted stock award; and

●	the share and per-share related provisions and the purchase price, if any, of each outstanding restricted stock unit award and each other stock-based award.

Effect of Certain Corporate Transactions

Upon a merger or other reorganization event, as defined in our 2015 Plan, our board of directors may, on such terms as our board determines, except to the extent specifically provided otherwise in an applicable award agreement or other agreement between the participant and us, take any one or more of the following actions pursuant to the 2015 Plan as to some or all outstanding awards, other than restricted stock:

●	provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation, or an affiliate thereof;

●	upon written notice to a participant, provide that all of the participant’s unvested and/or unexercised awards will terminate immediately prior to the consummation of

●	such reorganization event unless exercised by the participant, to the extent then exercisable;

●	provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

●	in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award, after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event, multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; and/or

●	provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds, if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings.

Our board of directors does not need to take the same action with respect to all awards, all awards held by a participant or all awards of the same type.

In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding awards of restricted stock will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event.  Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding award of restricted stock will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award or any other agreement between the participant and us.

At any time, our board of directors may, in its sole discretion, provide that any award under the 2015 Plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part as the case may be.

No award may be granted under the 2015 Plan on or after June 30, 2025.  Our board of directors may amend, suspend or terminate the 2015 Plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.

As of December 31, 2016, there were options to purchase an aggregate of 210,427 shares of common stock outstanding under the 2015 Plan at a weighted-average exercise price of $10.80 per share.

2016 Employee Bonus and Stock Incentive Plan

As part of our annual compensation-setting process, in February 2016, our compensation committee recommended, and our board of directors approved, a 2016 employee bonus and stock incentive plan.  Each of the Company’s executive officers in 2016, other than Mr. Augusti, was eligible to receive an annual cash bonus and an equity grant award pursuant to the plan.  The target annual cash bonus was based on the achievement of individual and corporate performance objectives, including achieving revenue and gross margin performance targets determined by our compensation committee.  The target cash bonus for 2016 was a percentage of annual base salary for each of Dr. Lang, Mr. Weiner and Dr. Steines and was determined by our compensation committee in its sole discretion, and approved by our board of directors in the case of Dr. Lang. However, no annual bonus payments were made under our 2016 Employee Bonus and Stock Incentive Plan.

In addition, each of our executive officers in 2016, other than Mr. Augusti, was eligible to receive an annual equity grant pursuant to such plan.  The target annual equity grant for 2016 for each of Dr. Lang, Mr. Weiner and Dr. Steines was determined by our compensation committee and approved by our board of directors.

2017 Employee Bonus and Stock Incentive Plan

As part of our annual compensation-setting process, in February 2017, our compensation committee recommended, and our board of directors approved, a 2017 employee bonus and stock incentive plan. Pursuant to this plan, each of our executive officers is eligible to receive an annual cash bonus that is based on a percentage of each such employee’s annual base salary. Our board of directors, based on recommendations from our compensation committee, established the metrics for determining such bonuses and the conditions to the payment of such bonuses, which are subject to the approval of our board of directors. The target annual cash bonus is based on the achievement of individual and corporate performance objectives, including achieving revenue and gross margin performance targets determined by our compensation committee.  Mr. Augusti is eligible for an annual target bonus of 75% of his annualized base salary, based upon his achievement of both corporate and individual goals, as determined by the board of directors in its sole discretion. The determination of whether a bonus will be granted to Mr. Augusti, and the amount of any such bonus, will also be determined by the board of directors in its sole discretion.

In addition, each of our executive officers is eligible to receive an annual equity grant pursuant to such plan.  The target annual equity grant for 2017 for each of Mr. Weiner and Dr. Steines will be determined by our compensation committee and approved by our board of directors (or a committee delegated by our board of directors). Subject to the approval of the board of directors, Mr. Augusti’s initial annual long-term incentive award, was comprised of equity awards having a value of $800,000, allocated as follows: (i) an initial annual long-term incentive award stock option to acquire shares of the Company’s common stock having a Black Scholes value of $533,333, with 25% of the shares underlying the option vesting on the first anniversary of the date of grant and 2.0833% of the shares underlying the option vesting monthly thereafter, subject to his continued employment with the Company on each applicable vesting date, and (ii) an initial annual long-term incentive restricted stock award to receive shares of the Company’s common stock having a value of $266,667, with such shares vesting in equal annual installments over a four (4) year period beginning on the first anniversary of the date of grant of the award subject to his continued employment on each applicable vesting date.

401(k) Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code.  In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment.  The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000, or $24,000 for participants 50 years of age or older, in 2015 and 2016, and have the amount of the reduction contributed to the 401(k) plan.  Currently, we match 50% of employee contributions up to the first 4% of the employee’s salary in total, subject to the statutorily prescribed limit.  The match vests over a period of five years.

Securities Authorized for Issuance under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2016.  As of December 31, 2016, we had three equity compensation plans, each of which were approved by our stockholders: the 2004 Plan, the 2011 Plan and the 2015 Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrant and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,790,040	$6.60	1,318,370
Equity compensation plans not approved by security holders	—	—	—
Total	3,790,040	$6.60	1,318,370

DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2016, with the exceptions of Mr. Augusti and Dr. Lang, who do not receive compensation for service on our board of directors and whose compensation is included in the “Summary Compensation Table” above under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(3)		Stock Awards ($)(6)		Option Awards ($)(10)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kenneth Fallon III	150,004	(4)	95,209	(7)	—	—	—	—	240,752
Bradley Langdale	91,000	(5)	95,209	(8)	—	—	—	—	214,167
Colm Lanigan	—		—		—	—	—	—	—
Richard Meelia	73,748	(5)	95,209	(9)	—	—	—	—	247,125
Michael Milligan	—		—		—	—	—	—	—
Aditya Puri	—		—		—	—	—	—	—
Frank Muhlenbeck(1)	—		—		—	—	—	—	—
Laurent Souviron(2)	—		—		—	—	—	—	—

(1)	Frank Muhlenbeck did not stand for re-election as a director at the 2016 Annual Meeting of Stockholders.
(2)	Laurent Souviron did not stand for re-election as a director at the 2016 Annual Meeting of Stockholders.
(3)	Only the three directors indicated were entitled to receive compensation, including both cash and equity, for service on our board of directors for fiscal year 2016.
(4)	Amount shown includes a one-time special fee of $40,000 associated with our chief executive officer search committee and transition in 2016.
(5)	Amount shown includes a one-time special fee of $10,000 associated with our chief executive officer search committee in 2016.
(6)	The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of stock-based awards granted during the year or in connection with the year’s performance, computed in accordance with the provisions of the ASC Topic 718. See Note M to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on March 8, 2017, regarding assumptions underlying the valuation of equity awards.
(7)	As of December 31, 2016, Mr. Fallon held 12,222 shares of restricted common stock under our 2015 Plan, all of which shares will vest on the first anniversary of grant date, and such vesting will accelerate in full upon a change of control.
(8)	As of December 31, 2016, Mr. Langdale held 12,222 shares of restricted common stock under our 2015 Plan, all of which shares will vest on the first anniversary of the grant date, and such vesting will accelerate in full upon a change of control.
(9)	As of December 31, 2016, Mr. Meelia held 26,888 shares of restricted common stock under our 2015 Plan, of which 12,222 shares will vest on the first anniversary of grant date, and 14,666 shares will vest on the second anniversary of the grant date, and such vesting will accelerate in full upon a change of control.
(10)	The amounts reported in the “Option Awards” column reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of FASB Accounting Standard Codification Topic 718. See Note M to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on March 8, 2017, regarding assumptions underlying the valuation of equity awards. As of December 31, 2016, Mr. Fallon and Mr. Langdale each held stock options to purchase an aggregate of 305,000 shares of our common stock, of which all shares were vested.

Director Compensation Arrangements

For the period extending from the 2016 Annual Meeting of Stockholders to the 2017 Annual Meeting of Stockholders, our board approved compensation for Kenneth Fallon III, Bradley Langdale and Richard Meelia (each a “Compensated Director”), which excluded our non-employee directors who are not associated with an institutional investor that, singularly or collectively with any affiliates, holds 2% or more of the outstanding common stock of the Company. Our board, based on the recommendations of our compensation committee, evaluates and approves the compensation of our directors annually, and has used the following compensation scheme to compensate our Compensated Directors since our initial public offering in June 2015:

●	each new Compensated Director receives an initial grant under our 2015 Plan equal to such number of shares of our restricted common stock as is equal to $220,000 divided by the fair market value of the Common Stock on the date of such grant;

●	each Compensated Director who has served on our board of directors for at least six months receives an annual grant under our 2015 Plan equal to such number of shares of our restricted common stock as is equal to $110,000 divided by the fair market value of our common stock on the date of the board meeting after each Annual Meeting of Stockholders;

●	each Compensated Director receives an annual cash fee of $50,000, except that the Chairman of our board of directors receives an annual cash fee of $100,000;

●	each Compensated Director who is a member of the audit committee receives an additional annual cash fee of $10,000 for service on such committee, except that the chair of such committee receives an annual cash fee of $20,000 for serving in such capacity;

●	each Compensated Director who is a member of the compensation committee receives an additional annual cash fee of $5,000 for service on such committee, except that the chair of such committee receives an annual cash fee of $11,000 for serving in such capacity;

●	each Compensated Director who is a member of the nominating and corporate governance committee receives an additional annual cash fee of $5,000 for service on such committee, except that the chair of such committee receives an annual cash fee of $10,000 for serving in such capacity; and

●	each Compensated Director who is a member of any other committee of our board of directors that may be established from time to time by our board of directors receives an additional cash fee of $5,000 for serving on such committee.

Unless otherwise provided at the time of grant, subject to the Compensated Director’s continued service as a director, the initial grant of our restricted common stock referred to in the first bullet above vests with respect to 100% of the shares upon the two year anniversary of the grant date, and each annual grant of our restricted common stock referred to in the second bullet point above vests with respect to 100% of the shares upon the earlier of the first anniversary of the grant date or the date of the first annual meeting of stockholders after the grant date.  In the case of each of such initial grants and such annual grants, in the event of a change in control, the vesting schedule of the shares subject to each grant will accelerate in full.

Each annual cash fee is payable in arrears in twelve equal monthly installments.  The amount of each payment is prorated for any portion of a month that a director is not serving on our board or committee, as applicable.

Each non-employee director is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves, subject to our company travel and expense policy.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee of the board of directors of ConforMIS, Inc. has reviewed ConforMIS’ audited financial statements for the fiscal year ended December 31, 2016 and discussed them with ConforMIS’ management and Grant Thornton LLP, ConforMIS’ independent registered public accounting firm.

The audit committee has received from, and discussed with, Grant Thornton LLP various communications that Grant Thornton LLP is required to provide to the audit committee, including the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and has discussed with ConforMIS’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to ConforMIS’ board of directors that the audited financial statements referred to above be included in ConforMIS’ Annual Report on Form 10-K for the year ended December 31, 2016.

By the audit committee of the board of directors of ConforMIS, Inc.

Bradley Langdale
Richard Meelia
Michael Milligan

Audit Fees and Services

The following table summarizes the fees of Grant Thornton LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2016	2015
Audit Fees(1)	$308,464	$300,210
Audit-Related Fees(2)	$35,175	$450,131
Tax Fees(3)	$43,096	$44,650
All Other Fees (4)	$78,044	$7,875
Total Fees	$464,779	$804,881

(1)	This category includes fees for professional services performed by Grant Thornton LLP for the audit of our annual financial statements in 2016 and 2015. Included in 2016 and 2015 are also the fees related to the review of condensed financial statements included in our Quarterly Reports on Form 10-Q.
(2)	This category includes fees for professional services performed by Grant Thornton LLP for the audit related fees related to the registration statement on Form S-3. Audit-related fees for 2015 also consist of fees related to the filing of a registration statement on Form S-8 and the registration statement on Form S-1 filed in connection with our initial public offering.
(3)	This category consists of fees for professional services rendered by Grant Thornton LLP for tax compliance services for 2016 and 2015.
(4)	This category consists of fees for professional services rendered by Grant Thornton LLP in connection with a review of the Company’s prior Medical Device Excise Tax and assistance with a refund claim in 2016, and fees for use of the Grant Thornton LLP portal. Review of our stock valuation report in 2015 before our initial public offering.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to a de minimis exception in accordance with applicable SEC rules.

MATTERS TO BE VOTED ON

Proposal 1: Election of Class II Directors

In accordance with the terms of our restated certificate of incorporation and amended and restated by-laws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms.  Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the Annual Meeting of Stockholders in the year in which their term expires. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

Colm Lanigan, Michael Milligan and Aditya Puri are current class II directors whose terms expire at the Annual Meeting. Messrs. Lanigan and Puri will not be standing for re-election as class II directors of the Company at the Annual Meeting. In March 2017, based in part on the recommendation of our nominating and corporate governance committee, our board of directors nominated Philip Johnston for election and Michael Milligan for re-election as class II directors of the Company, each with a term ending in 2020.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of Philip Johnston and Michael Milligan to three-year terms ending in 2020, each such nominee to hold office until his successor has been duly elected and qualified.  Stockholders who do not wish their shares to be voted for any or all of the nominees may so indicate by striking out the name of such nominee(s) on the proxy card.  Each of the nominees has indicated his willingness to serve on our board, if elected.  If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board.  We do not contemplate that either of the nominees will be unable to serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

Proposal 2: To Ratify the Selection of Grant Thornton LLP as ConforMIS’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017

The audit committee of our board of directors has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.  Grant Thornton LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2008.  Although stockholder approval of the selection of Grant Thornton LLP is not required by law or NASDAQ rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection.  If this proposal is not approved at the Annual Meeting, our audit committee may reconsider this selection.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  It is also expected that they will be available to respond to appropriate questions from stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS CONFORMIS’ S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

OWNERSHIP OF COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2017 by:

●	each of our directors and nominees;

●	each of our named executive officers;

●	all of our directors and executive officers as a group; and

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of 43,820,140 shares of our common stock outstanding as of March 15, 2017.  The information set forth in the columns entitled “Shares Beneficially Owned” do not give effect to the issuance of any additional shares issuable upon exercise of outstanding options or warrants as of March 15, 2017.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock.  Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 15, 2017, are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.  Except as otherwise set forth below, the address of the beneficial owner is c/o ConforMIS, Inc., 28 Crosby Drive, Bedford, MA 01730, if on or before April 16, 2017, or 600 Technology Drive, Billerica, MA 01821, if after April 16, 2017.

Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name and Address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders
Wellington Management Group and affiliated entities(1)
280 Congress Street
Boston, MA 02210	5,511,995	12.58%

aeris CAPITAL Archer L.P.(2)
c/o Avalon Trust & Corporate Services, Ltd.
Landmark Sq, 1st Floor
64 Earth Close, PO Box 715
Grand Cayman, KY1-1107, Cayman Islands
SGR Sagittarius Holding AG
Brügglistrasse 2
8852 Altendorf, Switzerland	3,374,917	7.70%

Abu Dhabi Investment Authority(3)
211 Corniche Street, P.O. Box 3600
Abu Dhabi, United Arab Emirates 3600
Procific
Willow House, Cricket Square
P.O. Box 709
Grand Cayman, British West Indies KY1-1107	3,125,000	7.13%

Talbot(4)
35-38/F, Nina Tower
8 Yeung UK Road
Tsuen Wan K3 852
N.T., Hong Kong	2,571,350	5.87%

The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	2,556,212	5.83%

Tasik Temenggor Investments (Cayman Islands) Limited(6)
c/o Xeraya Capital
SDN BHD, 26.03-26.08, Level 26, G Tower
199 Jalan Tun Razak
Kuala Lumpur N8 50400	2,385,669	5.44%

Named Executive Officers and Directors
Mark Augusti(7)	44,750	*
Paul Weiner(8)	277,771	*
Daniel Steines, M.D., M.S.(9)	552,435	1.26%
Kenneth Fallon III(10)	200,722	*
Philipp Lang, M.D. (11)	1,586,402	3.62%
Bradley Langdale (12)	204,722	*
Colm Lanigan	—	—
Richard Meelia(13)	26,888	*
Michael Milligan(14)	937,500	2.14%
Aditya Puri, M.S.	—	—
Philip Johnston	—	—
All current executive officers and directors as a group (12 persons)	4,186,036	9.55%

*Represents beneficial ownership of less than 1% of our outstanding stock.

(1)	Based solely on information provided in a Schedule 13G/A filed jointly by Wellington Management Group LLP (“WMG LLP”), Wellington Group Holdings LLP (“WGH LLP”), Wellington Investment Advisors Holdings LLP (“WIAH LLP”) and Wellington Management Company LLP (“WMC LLP”) on February 9, 2017. WMG LLP, WGH LLP and WIAH LLP reported shared voting power of 4,803,307shares of common stock and shared dispositive power of 5,511,995 shares of common stock. WMC LLP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and reported shared voting power of 4,747,664 shares of common stock and shared dispositive power of 5,190,781 shares of common stock. These securities are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

(2)	Based solely on information provided in a Schedule 13G/A filed jointly by aeris CAPITAL Archer L.P. and SGR Sagittarius Holding AG on February 14, 2017. aeris CAPITAL Archer L.P. reported sole voting and dispositive power of 1,462,640 shares of common stock. SGR Sagittarius Holding AG reported sole voting and dispositive power of 1,912,277 shares of common stock held. Voting and investment power over the shares held by SGR Sagittarius Holding AG is exercised by the Board of Directors of SGR Sagittarius Holding AG, Dr. Martin Hess, Sonja Frech and Dr. Johann Irsigler. Voting and investment power over the shares held by aeris CAPITAL Archer L.P. is exercised by the Board of Directors of aeris CAPITAL Archer Ltd., its general partner, and such Board of Directors is comprised of Greg Link and Ralph Woodford, each of whom may be deemed to share voting and investment power over the shares held aeris CAPITAL Archer L.P., each of whom disclaim beneficial ownership of the shares held by aeris CAPITAL Archer L.P., except to the extent of any pecuniary interest therein. SGR Sagittarius Holding AG disclaims beneficial ownership of the shares held by aeris CAPITAL Archer L.P. and aeris CAPITAL Archer L.P. disclaims beneficial ownership of the shares held by Sagittarius Holding AG.

(3)	Based solely on information provided in a Schedule 13G filed jointly by the Abu Dhabi Investment Authority (“ADIA”) and Procific on February 10, 2016. Abu Dhabi Investment Authority and Procific reported shared voting power and shared dispositive power of 3,125,000 shares of common stock. Procific, a Cayman Island exempted company with limited liability, is a wholly-owned subsidiary of ADIA, a public institution established by the Government of the Emirate of Abu Dhabi. ADIA’s Investment Committee, which is chaired by the Managing Director, is responsible for managing and overseeing investment-related matters for ADIA, including authority over the exercise of investment and voting powers with respect to investments. The Investment Committee consists of: H.H. Sheikh Hamed Bin Zayed Al Nahyan (Managing Director), H.E. Khalil Mohammed Sharif Foulathi, H.E. Hareb Masood Hamad Rashed Aldarmaki, H.H. Sheikh Mohammed Bin Khalifa bin Zayed Al Nahhyan, H.E. Hamad Mohammed Al Hurr Al Suwaidi, Mohamed Ahmed M. Bandouq Alqamzi, Obaid Murad Hassan Abdulla Alsuwaidi, Nasser Shotait Salem Rashed Al Ketbi, Khalifa Matar Khalifa Qaroona Almheiri, Majed Salem Khalifa Rashed Alromaithi, Hamad Shahwan Surour Shahwan Aldhaheri, Juma Klamis Mugheer Jaber Alkhyeli and Salem Mohamed Hela Rashed Almazroueid.

(4)	Based solely on information provided in a Schedule 13G/A filed by jointly by Talbot (“Talbot”), Kung Yan Sum (“Kung”), Kam Por Chan (“Chan”), and Liu Yuan Chun (“Liu”) on February 14, 2017. Talbot, Kung, Chan and Liu reported shared voting and dispositive power of 2,571,350 shares of common stock. Voting and investment power over the shares held by Talbot is controlled by Talbot’s board of directors consisting of Chan, Liu and Kung. Each Chan, Liu and Kung, as directors of Talbot, may be deemed to have voting and investment power with respect to the shares held by Talbot.

(5)	Based solely on information provided in a Schedule 13G filed by jointly by The Vanguard Group (“Vanguard”), on February 9, 2017. Vanguard reported sole voting power of 68,939 shares, shared voting power of 2,000 shares, sole dispositive power of 2,485,873 shares, and shared dispositive power of 70,339 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 68,339 shares or 0.15% of the Common Stock of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,600 shares or 0.00% of the Common Stock of the Company as a result of its serving as investment manager of Australian investment offerings.

(6)	Based solely on information provided in a Schedule 13G filed jointly by Tasik Temenggor Investments (Cayman Islands) Limited (“Tasik”) and Pulau Manukan Ventures Labuan Ltd. (“Pulau”) on March 25, 2016. Tasik and Pulau reported shared voting and dispositive power of 2,385,669 shares of common stock. Pulau, organized under the laws of Labuan, Malaysia, is the holding company of Tasik, which is organized under the laws of the Cayman Islands.

(7)	Consists of 44,750 shares of restricted common stock.

(8)	Consists of (a) 82,115 shares of common stock, including 76,012 shares of restricted common stock and (b) 195,656 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 15, 2017.

(9)	Consists of (a) 200,745 shares of common stock held by Dr. Steines, including 79,791 shares of restricted common stock, (b) 231,690 shares of common stock issuable to Dr. Steines upon the exercise of options exercisable within 60 days after March 15, 2017 and (c) 120,000 shares of common stock held by the Steines 2011 Family Trust for which Dr. Steines’ spouse is the trustee and his children are beneficiaries. Dr. Steines disclaims beneficial ownership of the shares held by the Steines 2011 Family Trust, except to the extent of any pecuniary interest therein.

(10)	Consists of (a) 88,222 shares of common stock, including 12,222 shares of restricted common stock and (b) 112,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 15, 2017.

(11)	Consists of (a) 595,951 shares of common stock held by Dr. Lang, including 40,589 shares of restricted common stock, (b) 281,000 shares of common stock issuable to Dr. Lang upon the exercise of options exercisable within 60 days after March 15, 2017, (c) 696,953 shares of common stock held by the NP Irrevocable Trust udt dated 12/28/12 for which Dr. Hans-Ulrich Bueff is trustee and Dr. Lang’s children are beneficiaries and (d) 12,498 shares of common stock held by Dr. Lang’s children. Dr. Lang disclaims beneficial ownership over the shares held by the NP Irrevocable Trust udt dated 12/28/12 and by his children.

(12)	Consists of (a) 12,222 shares of restricted common stock and (b) 192,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 15, 2017.

(13)	Consists of 26,888 shares of restricted common stock.

(14)	The shares are directly held by NewtrAx LLC, which is indirectly controlled by Lexa International Corporation. The Reporting Person is affiliated with NewtrAx LLC and disclaims beneficial ownership of all shares except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5.  Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2016, except that a late Form 4 was filed with respect to one transaction made by Mr. Augusti.

OTHER MATTERS

Our board of directors does not know of any other matters that may come before the Annual Meeting.  However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

This proxy is solicited on behalf of our board of directors.  We will bear the expenses connected with this proxy solicitation. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials and our 2016 annual report to stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, to you if you write or call us at ConforMIS, Inc., 28 Crosby Drive, Bedford, MA 01730, Attention: David Cerveny, Chief Legal Officer and General Counsel, if on or before April 16, 2017, or 600 Technology Drive, Billerica, MA 01821, Attention: David Cerveny, Chief Legal Officer and General Counsel, if after April 16, 2017 or by calling (781) 345-9001.  If you would like to receive separate copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders

Proposals of stockholders intended to be presented at our 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, 600 Technology Drive, Billerica, MA 01821, Attention: David Cerveny, Chief Legal Officer and General Counsel, no later than November 28, 2017, the date that is 120 days prior to the first anniversary of the date of this proxy statement, in order to be included in the proxy statement and proxy card relating to that meeting.

If a stockholder wishes to present a proposal (including director nominations) at our 2018 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our by-laws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above.  The Secretary must receive such notice no earlier than January 8, 2018, and no later than February 7, 2018, provided that if the date of the 2018 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the Annual Meeting, such notice must instead be received by the Secretary no earlier than the 120th day prior to the 2018 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2018 Annual Meeting of Stockholders and (ii) the tenth day following the day on which notice of the date of the 2018 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2018 Annual Meeting of Stockholders was made, whichever occurs first.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E10261-P77714

CONFORMIS INC
Annual Meeting of Stockholders
May 8, 2017 4:30 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark Augusti, Paul Weiner and David Cerveny, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CONFORMIS INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 PM, Eastern time, on Monday, May 8, 2017, at the offices of ConforMIS, Inc., 600 Technology Drive, Billerica, Massachusetts 01821, United States, and any adjournment or postponement thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

CONFORMIS, INC. 28 CROSBY DRIVE BEDFORD, MA 01821

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E24329-P86116	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONFORMIS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect two class II directors of our Board of Directors to serve until the 2020 Annual Meeting of Stockholders:		☐	☐	☐

Nominees:

01) Philip W. Johnston
02) Michael Milligan

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	To ratify the selection of Grant Thornton LLP as ConforMIS’s independent registered public accounting firm for the fiscal year ending December 31, 2017.							☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E24330-P86116

CONFORMIS, INC. Annual Meeting of Stockholders May 8, 2017 4:30 PM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark Augusti, Paul Weiner and David Cerveny, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CONFORMIS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 PM, Eastern time, on Monday, May 8, 2017, at the offices of ConforMIS, Inc., 600 Technology Park Drive, Billerica, Massachusetts 01821, United States, and any adjournment or postponement thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1